Exhibit 99.1

IDT Reports Results for the Third Quarter Fiscal 2007

NEWARK, NJ — June 6, 2007 — IDT Corporation (NYSE: IDT, IDT.C) announces operating results for the third quarter of fiscal 2007, the three months ended April 30, 2007.

•	Revenues: $485.4 million, down 11.3% year-over-year.

•	Net loss: $(15.9) million, versus a net loss of $(8.6) million one year ago.

•	Net loss per share: $(0.20) versus a net loss per share of $(0.09) one year ago.

•	Cash, cash equivalents, marketable securities, and long term investments totaled $750.2 million as of the end of the third quarter.

The following table summarizes the operating performance of IDT’s continuing businesses:

$ millions	Revenue			Income (Loss) from Operations
	Q3 ‘07	Q2 ‘07	Q3 ‘06	Q3 ‘07	Q2 ‘07	Q3 ‘06
IDT Prepaid Products	$222.4	241.9	298.8	(11.4)	(13.9)	(42.8)
IDT Wholesale Telecom	150.3	156.7	140.0	(5.6)	(2.2)	(13.3)
IDT Consumer Phone	34.7	38.7	65.2	0.9	5.9	(4.7)

IDT Telecom Total	407.4	437.3	504.0	(16.1)	(10.1)	(60.8)

IDT Capital	77.8	74.9	42.9	(12.1)	(5.1)	(8.6)
IDT Spectrum	0.2	0.2	0.3	(0.7)	1.6	(3.7)
Corporate	0.0	0.0	0.0	(19.0)	(13.7)	(12.9)

Total IDT	485.4	512.5	547.2	(48.0)	(27.3)	(86.0)

Columns in table may not add due to rounding.

The Consumer Phone Services segment’s income from operations in the second quarter of fiscal 2007 includes a gain of $2.9 million on the sale of Toucan, our United Kingdom-based consumer phone services business, Toucan.

THIRD QUARTER AND RECENT DEVELOPMENTS

•

On March 8, 2007, IDT Telecom and Union Telecard Alliance commenced a lawsuit against certain of their competitors in the U.S. pre-paid calling card market, claiming that the defendants are systematically falsely promising minutes that consumers cannot obtain from the cards they have bought. The judge denied our request for a preliminary injunction and the defendants’ request to dismiss the case and the case is continuing.

•

On March 15, 2007, IDT’s Board of Directors authorized a cash dividend of $0.25 per share of IDT Corporation Common Stock, Class A Common Stock and Class B Common Stock, with the intention to continue paying future dividends, on a quarterly basis, subject to Board of Director approval, of $0.125.

•

On March 29, 2007, Stephen R. Brown was appointed Chief Financial Officer and Treasurer. Mr. Brown, who served as IDT’s Chief Financial Officer from 1995 through May 2006, replaced Marcelo Fischer, who succeeded Mr. Brown in that position last year. Mr. Brown left the CFO post in order to focus on the development of IDT Entertainment, and led that division during its growth and sale in 2006. Mr. Fischer will assume the role of CFO of IDT Telecom.

•

The Company continued its cost cutting measures, initiated in Q306, that saw the elimination of approximately 570 positions through the end of the third quarter. The rationalization continued in May 2007 with approximately another 300 positions eliminated – primarily in IDT Telecom - and the cancellation of a number of early stage projects that did show promise of becoming positive contributors to IDT’s operations. IDT will take a restructuring charge in the fourth quarter.

•

Mikhail Leibov has been appointed Chairman of IDT Telecom. Mr. Leibov had served as CEO of Corbina Telecom, IDT’s Russian telecom venture, until its sale in 2005. Under Mr. Leibov’s leadership, Corbina Telecom grew from a start-up telecom venture into a profitable company offering wired and wireless telecom services throughout the 24 largest industrial areas in the Russian market. Mr. Leibov has a Masters of Science degree from Moscow State University, and prior to his time with Corbina and IDT, held various positions at IBM, AT&T and Prodigy Corporation.

RESULTS FROM OPERATIONS

Telecom

Line of Business Detail

$ millions	Q1 06	Q2 06	Q3 06	Q4 06	FY 06	Q1 07	Q2 07	Q3 07
REVENUES
TOTAL	523.5	521.5	504.0	505.8	2054.7	461.9	437.3	407.4

Prepaid Products	300.6	303.4	298.8	292.1	1194.9	251.4	241.9	222.4
CC- United States	257.1	263.9	258.7	252.8	1032.4	215.8	204.6	179.6
CC- Europe	37.3	31.2	30.4	28.4	127.2	25.9	25.9	25.4
CC- Rest of World	6.1	7.4	7.7	9.1	30.3	7.2	7.8	10.1
Other	0.1	1.0	2.0	1.8	5.0	2.5	3.6	7.3
Wholesale	153.2	149.2	140.0	145.1	587.6	152.8	156.7	150.3
Consumer Phone Services	69.6	68.9	65.2	68.6	272.2	57.6	38.7	34.7
United States	53.7	51.5	44.8	41.3	191.4	35.7	33.4	29.5
Europe	14.5	15.3	17.6	23.3	70.7	17.5	—	—
Other	1.5	2.0	2.7	3.9	10.1	4.4	5.2	5.1
GROSS PROFIT
TOTAL	118.4	112.4	66.2	115.9	413.0	106.1	83.8	78.8

Prepaid Products	66.9	61.0	19.6	66.6	214.0	58.8	42.6	45.7
Calling Cards	66.9	61.0	19.1	67.9	215.0	59.2	43.0	44.3
Other	(0.0)	(0.1)	0.5	(1.4)	(1.0)	(0.4)	(0.4)	1.4
Wholesale	19.6	21.5	19.8	21.3	82.3	24.8	24.8	20.8
Consumer Phone Services	31.9	30.0	26.8	28.0	116.7	22.5	16.4	12.4
United States	25.2	23.0	19.4	18.4	86.1	14.8	14.8	12.5
Europe	6.5	6.6	6.6	8.5	28.2	5.9	—	—
Other	0.1	0.4	0.8	1.1	2.4	1.9	1.5	(0.1)
GROSS MARGIN
TOTAL	22.6%	21.6%	13.1%	22.9%	20.1%	23.0%	19.2%	19.4%

Prepaid Products	22.2%	20.1%	6.6%	22.8%	17.9%	23.4%	17.6%	20.5%
Calling Cards	22.3%	20.2%	6.4%	23.4%	18.1%	23.8%	18.1%	20.6%
Other	(41.2%)	(6.3%)	25.4%	(73.9%)	(19.3%)	(15.1%)	(10.7%)	19.0%
Wholesale	12.8%	14.4%	14.2%	14.7%	14.0%	16.2%	15.8%	13.8%
Consumer Phone Services	45.9%	43.5%	41.1%	40.8%	42.9%	39.1%	42.4%	35.7%
United States	47.0%	44.6%	43.3%	44.5%	45.0%	41.4%	44.4%	42.4%
Europe	45.2%	43.0%	37.3%	36.4%	39.9%	33.6%	—	—
Other	9.8%	18.4%	27.4%	27.9%	23.3%	42.6%	29.2%	(2.6%)
SG&A
TOTAL	101.2	108.4	103.2	100.4	413.1	84.1	77.7	75.8

Prepaid Products	46.4	50.4	49.3	48.2	194.3	41.7	44.9	45.4
Calling Cards	42.1	44.6	41.8	42.0	170.5	36.2	38.9	38.5
Other	4.2	5.8	7.6	6.2	23.8	5.5	6.0	6.9
Wholesale	22.2	25.2	25.7	22.8	95.8	21.8	20.9	20.3
Consumer Phone Services	32.6	32.8	28.1	29.4	123.0	20.5	11.9	10.0
United States	18.1	16.3	11.5	12.1	58.0	8.0	7.8	6.7
Europe	11.2	12.9	12.8	13.0	50.0	8.8	—	—
Other	3.3	3.6	3.8	4.3	15.0	3.7	4.0	3.3

Columns in table may not add due to rounding.

CC= calling cards

The Net2Phone reseller business that was included in the Consumer Phone Services segment was transferred to Wholesale Telecommunications Services and certain businesses that were included in corporate, as well as certain non-telecommunications businesses that were included in IDT Telecom, were transferred to IDT Capital. To the extent possible, comparative historical results for IDT Telecom, IDT Capital and corporate have been reclassified to conform to the current business segment presentation, although these results may not be indicative of the results which would have been achieved had the business segment structure been in effect during those periods.

Prepaid Products

Prepaid Products revenues in the third quarter were down 8.1% versus the second quarter of fiscal 2007, and decreased 25.6% when compared to last year’s third quarter. In the third quarter, the global calling card business carried 2.71 billion minutes, as compared to 3.35 billion minutes in the second quarter and 4.18 billion minutes in the third quarter one year ago.

The decline in minutes occurred primarily in our U.S. calling card business, where our business has been adversely affected by the practices of certain of our competitors, who continue to significantly overstate the number of minutes to be delivered by their cards. While we have taken legal action in an attempt to level the playing field and promote fair competition, we cannot be certain whether or not we will be able to regain market share lost over the past number of quarters.

With the uneven playing field affecting the historical relationship among pricing, margins and revenues, in Q3, we instituted selected price increases in our core U.S. market in order to improve our gross margins. This resulted in increased price realizations, which partially offset the declines in volumes.

Gross margins in our Prepaid Products segment increased to 20.5% in the third quarter in comparison to 17.6% in the second quarter and 6.6% in the third quarter one year ago (which included a $48 million accrual for various regulatory fees). This margin increase, the bulk of which relates to the U.S. business, was the result of the price increases mentioned above.

Looking to the fourth quarter of fiscal 2007, we now expect a further decline in calling card revenues, albeit at a lower rate of decline than we have seen in recent periods. Gains in the smaller, emerging markets of Latin America and Asia, and continued stabilization of European calling card revenues, will be outweighed by continued weakness in the U.S.

Wholesale Carrier Services

Wholesale Carrier revenues, which have now been reclassified to include the results of the Net2Phone Channel business (previously classified under “Consumer Phone Services”), decreased 4.1% sequentially, and increased 7.3% from the third quarter one year ago. In the third quarter, Wholesale Carrier carried 2.47 billion minutes, in comparison to 2.48 billion minutes in the second quarter, and 2.04 billion minutes in the third quarter one year ago.

Wholesale Carrier gross margins were 13.8% in the third quarter, versus 15.8% in the second quarter, and 14.2% in last year’s third quarter. The sequential revenue and gross margin declines reflected lower per-minute revenues and gross profits on certain accounts, as pricing on newer customer accounts established over the past several quarters settled closer to average price levels. Most of these revenue declines related to our U.S. based business. Revenues from internationally-originated wholesale minutes continued to account for an increasing proportion of overall wholesale revenues, amounting to more than 60% of the total, owing to the continued weakness in the U.S. dollar versus most major foreign currencies, which results in our rates (delineated in dollars as our costs are in dollars) being relatively attractive compared to others’ rates. Wholesale carrier gross margins were also affected by higher connectivity expenses, as wholesale minutes continue to account for a growing proportion of IDT’s overall network minutes.

Consumer Phone Services

Consumer Phone Services revenues for the third quarter were 10.3% lower than those recorded in the second quarter of fiscal 2007, and 46.8% lower than those in last year’s third quarter. The customer base for our bundled unlimited local and long distance phone services was approximately 96,400 as of April 30, 2007, compared to 106,000 customers as of January 31, 2007. The customer base for long distance-only services stood at 218,900 at the end of the third quarter, as compared to 231,000 at the end of the second quarter. These declines, particularly in our bundled offering, are reflective of our decision to stop marketing these services to new customers following the FCC’s abolishment of the UNE-P pricing regime in 2005.

Capital

Line of Business Detail

$ millions

	Q1 06	Q2 06	Q3 06	Q4 06	FY 06	Q1 07	Q2 07	Q3 07
Revenues
Total	31.6	44.1	42.9	49.6	168.1	60.2	74.9	77.7

Energy	22.1	33.9	28.6	28.2	112.8	36.2	51.9	57.3
Local Media	4.9	4.3	4.1	6.3	19.7	5.8	5.2	4.9
Ethnic Grocery Brands	—	—	3.2	8.2	11.5	9.3	9.3	7.8
Debt Collection	—	0.1	0.1	0.3	0.4	1.9	0.8	1.0
Other	4.6	5.8	6.8	6.5	23.8	7.1	7.7	6.8
Gross Profit
Total	6.8	6.7	10.7	10.4	34.6	17.1	15.4	10.6

Energy	1.6	1.5	4.1	2.8	10.1	8.4	7.1	6.4
Local Media	3.6	3.0	2.9	4.3	13.9	4.2	3.8	3.1
Ethnic Grocery Brands	—	—	1.0	1.9	2.9	1.9	1.8	1.5
Debt Collection	—	0.1	(0.1)	(0.3)	(0.3)	0.5	(0.9)	(2.3)
Other	1.6	2.1	2.7	1.6	8.0	2.1	3.6	1.9
Gross Margin %
Total	21.6%	15.2%	25.0%	21.0%	20.6%	28.4%	20.6%	13.7%

Energy, GM %	7.2%	4.5%	14.5%	10.1%	9.0%	23.2%	13.7%	11.2%
Local Media, GM %	73.2%	70.1%	70.4%	68.5%	70.4%	73.5%	73.5%	62.6%
Ethnic Grocery Brands, GM %	0.0%	0.0%	31.9%	23.0%	25.5%	20.5%	19.3%	19.0%
Debt Collection, GM %	0.0%	100.0%	(105.7%)	(111.5%)	(71.5%)	26.9%	(113.7%)	(241.3%)
Other GM %	35.3%	35.8%	39.6%	25.0%	33.8%	29.3%	46.7%	28.7%
SG&A
Total	11.8	13.4	17.8	16.1	59.1	16.1	19.5	20.9

Energy	2.0	1.8	2.4	2.7	9.0	3.5	3.5	3.9
Local Media	2.9	3.3	2.9	2.8	11.9	3.5	4.2	4.1
Ethnic Grocery Brands	—	—	1.0	2.0	3.0	2.2	3.1	3.4
Debt Collection	—	0.9	0.5	0.7	2.0	0.7	1.0	1.0
Other	6.9	7.4	11.0	7.9	33.3	6.2	7.7	8.5

Columns in table may not add due to rounding.

Capital

IDT Capital, which is where we operate certain non-telecommunications businesses and develop new initiatives, has been a growing contributor to company-wide revenues as several of its initiatives have developed. IDT Capital presently consists of our non-telecom businesses, including, IDT Energy, IDT Local Media (which is primarily comprised of CTM Brochure Display and WMET radio), IDT Carmel (our portfolio management and collections operations), Ethnic Grocery Brands, our Internet Mobile Group, our Net2Phone Ventures operation and other smaller operations including certain real estate investments.

In the next 12 months, we expect to see continued growth in IDT Capital and particularly in the IDT Carmel business. IDT Capital’s revenues for the third quarter increased 3.7% in comparison to the second quarter of fiscal 2007, and 81.3% versus the third quarter last year.

Continued growth in IDT Energy, as well as seasonally higher consumption of natural gas, were the primary drivers of revenue growth in the sequential period. For the year over year period, significant growth in the customer base of IDT Energy led to the revenue growth.

As of the end of the third quarter, IDT Energy serviced approximately 284,000 meters in New York State, compared to approximately 271,000 meters at the end of the second quarter of fiscal 2007.

Gross margins in IDT Energy for the quarter were 11.2%, compared to 14.5% in the comparable period last year. Gross margins remain strong as a result of managing the direct costs and our taking advantage of unique market opportunities during fiscal 2007. We anticipate that over a longer period gross margins in IDT Energy will range between 5% and 6%.

During the third quarter, IDT Carmel, purchased approximately $301 million in face value of new receivables inventory, in a total of 8 transactions, for approximately $28 million, compared to the second quarter where IDT Carmel purchased approximately $160 million in face value of new receivables inventory, in a total of 5 transactions, for approximately $13 million.

IDT CONFERENCE CALL INFORMATION

Conference call today, June 6, 2007, at 4:30 PM Eastern Time.

•	From the U.S., please dial (866) 594-2183; Conference ID: 8810070.

•	International callers, please dial (973) 935-8583; Conference ID: 8810070.

•	Replay available for one week at

•	(877) 519-4471, Conference ID: 8481332 for domestic callers,

•	or (973) 341-3080, Conference ID: 8481332 for international callers.

•

Webcast of the conference call at the direct link on www.idt.net. An archived copy of the call will be available at the IDT Website, in the Investor Relations section under the Presentations heading for at least six months after the call.

•	Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation is an innovative and opportunity seeking multinational company with operations that span various industries. Through its Telecom subsidiary, IDT provides telecommunications services worldwide to the retail and wholesale markets. IDT’s Capital division incubates newer businesses, and the company’s Spectrum subsidiary holds its spectrum license assets. IDT Telecom provides retail and wholesale telecommunications services and products, including pre-paid and rechargeable calling cards, consumer local, long distance, and wireless phone services, and wholesale carrier services. Under the Net2Phone brand name, the company also provides a range of voice over Internet protocol (VoIP) communications services. IDT Capital’s operations include an Energy Services Company (ESCO) in New York State, receivables portfolio management and collection, ethnic food distribution, brochure distribution, Internet Mobile Group, Net2Phone Ventures and other initiatives. IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited to the specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Contact	Media Contact
Michael Rapaport 973-438-4408	Michael Glassner 973-438-3553

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30, 2007	July 31, 2006
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$274,616	$119,109
Marketable securities	399,719	390,696
Trade accounts receivable, net of allowance for doubtful accounts of $25,454 at April 30, 2007 and $38,421 at July 31, 2006	186,547	185,125
Other current assets	104,829	106,319
Assets of discontinued operations	—	436,905

Total current assets	965,711	1,238,154
Property, plant and equipment, net	260,286	292,152
Goodwill	99,978	105,577
Licenses and other intangibles, net	22,211	27,445
Investments	75,911	51,872
Other assets	47,352	47,639

Total assets	$1,471,449	$1,762,839

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$61,177	$82,327
Accrued expenses	234,639	260,087
Deferred revenue	114,869	134,286
Capital lease obligations—current portion	21,056	18,940
Notes payable—current portion	7,939	4,160
Other current liabilities	25,623	38,152
Liabilities of discontinued operations	—	141,860

Total current liabilities	465,303	679,812
Deferred tax liabilities, net	107,135	107,106
Capital lease obligations—long-term portion	29,180	32,122
Notes payable—long-term portion	83,713	90,370
Other liabilities	7,576	6,850

Total liabilities	692,907	916,260
Minority interests	10,427	43,227
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 25,075 shares issued and 15,178 shares outstanding at April 30, 2007 and July 31, 2006	251	251
Class A common stock, $.01 par value; authorized shares—35,000; 9,817 shares issued and outstanding at April 30, 2007 and July 31, 2006	98	98
Class B common stock, $.01 par value; authorized shares—200,000; 62,898 and 76,879 shares issued at April 30, 2007 and July 31, 2006, respectively; 57,269 and 71,402 shares outstanding at April 30, 2007 and July 31, 2006, respectively	629	768
Additional paid-in capital	705,739	901,067
Treasury stock, at cost, consisting of 9,897 and 9,897 shares of common stock and 5,629 and 5,477 shares of Class B common stock at April 30, 2007 and July 31, 2006, respectively	(221,959)	(220,169)
Accumulated other comprehensive income	13,045	1,496
Retained earnings	270,312	119,841

Total stockholders’ equity	768,115	803,352

Total liabilities and stockholders’ equity	$1,471,449	$1,762,839

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2007	2006	2007	2006
	(In thousands, except per share data)
Revenues	$485,356	$547,217	$1,520,182	$1,670,921
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	395,654	469,990	1,205,893	1,350,947
Selling, general and administrative (i)	115,438	137,119	339,458	422,456
Depreciation and amortization	20,500	20,824	60,476	67,106
Restructuring and severance charges	1,756	5,316	8,082	6,859

Total costs and expenses	533,348	633,249	1,613,909	1,847,368
Gain on sale of U.K.-based Toucan business	—	—	44,671	—

Loss from operations	(47,992)	(86,032)	(49,056)	(176,447)
Interest income, net	4,762	1,800	13,518	7,498
Other income, net	30,643	2,849	29,222	7,382

Loss from continuing operations before minority interests and income taxes	(12,587)	(81,383)	(6,316)	(161,567)
Minority interests	(2,699)	(2,763)	(9,059)	(11,187)
(Provision for) benefit from income taxes	(638)	237	(4,664)	1,732

Loss from continuing operations	(15,924)	(83,909)	(20,039)	(171,022)
Discontinued operations, net of tax:
Loss from discontinued operations	—	(5,342)	(7,165)	(1,789)
Gain on sale of discontinued operations	—	80,632	198,235	80,632

Total discontinued operations	—	75,290	191,070	78,843

Net (loss) income	$(15,924)	$(8,619)	$171,031	$(92,179)

Earnings per share:
Basic and diluted:
Loss from continuing operations	$(0.20)	$(0.88)	$(0.24)	$(1.78)
Total discontinued operations	$—	$0.79	$2.32	$0.82

Net (loss) income	$(0.20)	$(0.09)	$2.08	$(0.96)

Weighted-average number of shares used in calculation of basic and diluted earnings per share	81,357	95,070	82,417	96,377

Dividends declared per common share	$0.25	$—	$0.25	$—

(i) Stock-based compensation included in selling, general and administrative expenses	$1,473	$6,593	$5,924	$20,133

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2007	2006
	(In thousands)
Net cash used in operating activities	$(83,671)	$(68,869)
Investing activities
Capital expenditures	(26,358)	(43,841)
Repayment of notes receivable, net	228	2,482
Investments and acquisitions, net of cash acquired	(4,094)	(109,423)
Proceeds from sales of discontinued operations, net of cash sold and transaction costs	261,604	129,143
Proceeds from sale of U.K.-based Toucan business, net of transaction costs	38,380	—
Purchase of debt portfolios	(47,276)	—
Principal collections and proceeds on resale of debt portfolios	14,399	—
Proceeds from sales and maturities of marketable securities	1,331,938	1,365,386
Purchases of marketable securities	(1,325,194)	(1,205,249)

Net cash provided by investing activities	243,627	138,498
Financing activities
Dividends paid	(20,560)	—
Distributions to minority shareholders of subsidiaries	(9,860)	(19,875)
Proceeds from exercises of stock options	5,195	743
Proceeds from employee stock purchase plan	1,075	1,142
Proceeds from borrowings	13,283	12,161
Repayments of capital lease obligations	(15,594)	(14,144)
Repayments of borrowings	(2,876)	(1,284)
Repurchases of common stock and Class B common stock	(3,918)	(67,464)

Net cash used in financing activities	(33,255)	(88,721)
Discontinued operations
Net cash used in operating activities	(20,261)	(75,115)
Net cash provided by investing activities	3,847	13,620
Net cash provided by financing activities	7,536	30,647

Net cash used in discontinued operations	(8,878)	(30,848)
Effect of exchange rate changes on cash and cash equivalents	5,601	4,344

Net increase (decrease) in cash and cash equivalents	123,424	(45,596)
Cash and cash equivalents, beginning of period (*)	151,192	171,959

Cash and cash equivalents, end of period	$274,616	$126,363 (*)

Supplemental schedule of non-cash investing and financing activities
Receipt of the Company’s Class B common stock and IDT Telecom shares as part of the proceeds from the sale of IDT Entertainment	$226,649	$—

Receipt of marketable securities as part of the proceeds from the sale of Toucan	$7,851	$—

(*)	Includes cash and cash equivalents of discontinued operations of $32.1 million, $8.1 million and $54.9 million as of July 31, 2006 and 2005 and April 30, 2006, respectively.

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED APRIL 30, 2007

(Segment data is shown net of effect of inter-segment transactions)

(In thousands)	Total IDT Corporation	Wholesale Telecom	Calling Cards Telecom	CPS Telecom	IDT Capital	IDT Spectrum	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$485,356	$150,268	$222,458	$34,667	$77,731	$232	$—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	395,654	129,475	176,795	22,276	67,097	12	—
Selling, general and administrative	115,438	20,341	45,422	10,022	20,923	664	18,066
Depreciation and amortization	20,500	5,834	11,266	905	1,932	—	562
Restructuring and severance charges	1,756	252	402	480	(49)	250	421

Total costs and expenses	533,348	155,901	233,884	33,683	89,903	926	19,049

Income (loss) from operations	(47,992)	$(5,633)	$(11,426)	$984	$(12,172)	$(694)	$(19,049)
Interest income, net	4,762
Other income, net	30,643

Loss from continuing operations before minority interests and income taxes	(12,587)
Minority interests	(2,699)
Provision for income taxes	(638)

Loss from continuing operations	(15,924)
Discontinued operations, net of tax:
Loss from discontinued operations	—
Gain on sale of discontinued operations	—

Total discontinued operations	—

Net (loss)	$(15,924)

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

NINE MONTHS ENDED APRIL 30, 2007

(Segment data is shown net of effect of inter-segment transactions)

(In thousands)	Total IDT Corporation	Wholesale Telecom	Calling Cards Telecom	CPS Telecom	IDT Capital	IDT Spectrum	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$1,520,182	$459,787	$715,840	$130,949	$212,902	$704	$—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	1,205,893	389,382	568,736	79,638	$169,751	$(1,613)
Selling, general and administrative	339,458	63,116	132,065	42,421	56,501	1,132	44,222
Depreciation and amortization	60,476	17,385	33,575	2,697	5,109	1	1,708
Restructuring and severance charges	8,082	1,480	2,365	2,823	(556)	1,331	639

Total costs and expenses	1,613,909	471,364	736,741	127,578	230,805	851	46,569
Gain on sale of U.K.-based Toucan business	44,671			44,671

Income (loss) from operations	(49,056)	$(11,576)	$(20,901)	$48,042	$(17,903)	$(148)	$(46,570)
Interest income, net	13,518
Other income, net	29,222

Loss from continuing operations before minority interests and income taxes	(6,316)
Minority interests	(9,059)
Provision for income taxes	(4,664)

Loss from continuing operations	(20,039)
Discontinued operations, net of tax:
Loss from discontinued operations	(7,165)
Gain on sale of discontinued operations	198,235

Total discontinued operations	191,070

Net income	$171,031